EXHIBIT (D)(6)

                      CONTRACTUAL MANAGEMENT FEE WAIVER AND
                         EXPENSE REIMBURSEMENT AGREEMENT

     AGREEMENT made this 1st day of October, 2008 by and between GABELLI EQUITY SERIES FUNDS, INC., a Maryland corporation (the "Company") on behalf of THE GABELLI WOODLAND SMALL CAP VALUE FUND (the "Fund"), and GABELLI FUNDS, LLC (the "Adviser").

     With respect to the Fund, the Adviser hereby agrees to waive management fees and/or reimburse expenses to the extent necessary to maintain the Fund's Total Annual Operating Expenses at 2.00% for Class AAA Shares, 2.00% for Class A Shares, 2.75% for Class B Shares, 2.75% for Class C Shares, and 1.75% for Class I Shares of the average daily net assets of the Fund.

     This Agreement shall be renewable at the end of each one-year period for an additional one-year period upon the written agreement of the parties hereto.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

GABELLI EQUITY SERIES FUNDS, INC.      GABELLI FUNDS, LLC
                                       ON BEHALF OF
                                       THE GABELLI WOODLAND SMALL CAP VALUE FUND


By: /s/ Agnes Mullady                  By: /s/ Bruce N. Alpert
    --------------------------------       ------------------------------------


Attest: /s/ Christina G. Retacco       Attest: /s/ Christina G. Retacco
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